Exhibit 99.1
IDLEAIRE TECHNOLOGIES CORPORATION
UPDATES OPERATING RESULTS
•	Opens 117th site with 9 new sites under construction

•	Records 16 million hours of service eliminating 374 million pounds of diesel emissions

•	Achieves utilization run rate of 1,500,000 Hours per Month

•	Signs Letter of Intent for $25 million Line of Credit

•	Revises Fleet Pay Hours Used

•	Forecasts 2007 Deployment

•	Comments on Phase II Expansion Financing
KNOXVILLE, TENNESSEE — June 27, 2007 — IdleAire Technologies Corporation® (IdleAire®), the leading provider of Advanced Travel Center Electrification (ATE®) services to the long-haul trucking industry, continued its network expansion by opening its newest site in Kingsland, GA. IdleAire now operates ATE® systems at 117 sites totaling 7,686 ATE®-equipped parking spaces in 32 states including 96 at TravelCenters of America and Petro sites, 10 at Pilot Travel Centers, 2 at Love’s Country Stores, 1 at Flying J Travel Plaza and 1 at Sapp Brothers Truck Stop. To date, IdleAire® has delivered over 16 million hours of service, and estimates eliminating over 374 million pounds of diesel idling air emissions and conserving over 16 million gallons of fossil fuel.
Utilization on a Run Rate of 1,500,000 Hours per Month
Utilization

While only twenty-eight (28) of the 117 sites have an operating history of 12 months or more, the past week’s utilization rate of 354,000 hours, a run rate of 1,500,000 hours per month, is another ATE® performance milestone. We believe that this utilization rate growth is consistent with (i) network expansion, (ii) site maturity (as more new sites have been in operation for at least 12 months), (iii) site staff training, (iv) fleet sales, (v) targeted marketing efforts, and (vi) warmer summer weather.
IdleAire Signs Letter of Intent for $25 Million Line of Credit
On June 20, 2007, IdleAire entered into a non-binding Letter of Intent with a private investment firm in connection with a $25 million senior revolving credit facility. The liens on the collateral that secure the $320 million discount notes will be contractually subordinated to the liens used to secure the indebtedness under this credit facility. While there can be no assurance the deal will close, we expect a closing to take place before the end of July 2007.
Fleet Pay Hours
We believe that approximately 80% of the 1.3 million long-haul truck drivers are employed by truck fleets. Accordingly, we consider the percentage of fleet pay hours to be a key performance indicator because it correlates to utilization and an increasing rate of adoption by a majority of the long-haul truck drivers.
We recently discovered a software calculation error as IdleAire was migrating its reporting function to a new Cognos® (Nasdaq: COGN) business intelligence software platform. Chairman and CEO Mike Crabtree commented “Cognos software is used by many Fortune 500 companies for business intelligence and performance management, and we have been working on the Cognos integration for almost a year. Most reports have been transferred seamlessly during this integration, but we discovered a software bug in the previous program that calculates fleet pay hours billed. This software bug does not affect previously reported revenues, hours used, or occupancy statistics, but the fleet pay percentages previously reported were higher than the actual figures” (see table below).
Revision of Fleet Pay Hours

(‘000)	1Q ‘06	2Q ‘06	3Q ‘06	4Q ‘06	2006 Annual	1Q ‘07
Percentage of Fleet Pay Hours (as previously reported)	42%	36%	53%	84%	63%	87%
Actual Percentage of Fleet Pay Hours	37%	30%	33%	42%	36%	44%
Fleet Pay Hours Billed	179.7	240.2	594.3	794.1	1,808.3	1,114.0
Crabtree commented that “While fleet usage is growing, the level of growth is more moderate than previously thought. We believe the fleet-pay growth over that of the early adopter, independent owner-operator drivers was primarily delayed until a minimum sized network was in place. Upon further analysis, recent occupancy trends and seasonality dips certainly support this. We also believe fleet pay adoption will continue to accelerate as a direct result of IdleAire’s value proposition to fleets, as promoted by our fleet sales, fleet marketing and driver marketing activities.”

2007 Site Deployment Forecast
We currently have 9 new sites under various stages of construction in 8 states: Montgomery, AL Redding, CA; Slidell, LA; Fargo, ND; Albuquerque, NM; Troutdale, OR; Lamar, PA; Baytown, TX and Laredo, TX. We expect to complete construction and start operation of an additional 39 sites during the remainder of 2007, bringing the total number of sites in operation to 165 by December 31, 2007. While about 90% of our existing sites are owned by national chains, a majority of our prospective sites are owned by smaller chains, franchises, and independent owners. It is therefore anticipated that extended sales cycles, site approvals, and permit processes will cause our deployment schedule to be more protracted than previously forecasted.
Phase II Deployment Financing
As of May 31, 2007, we had cash, cash equivalents and short-term investments of $41.7 million, $14.2 million of deposits with suppliers and approximately $25.2 million in work in process (WIP) inventory to be deployed for the network expansion. Accordingly, we currently have $81.1 million available to fund our current expansion, as well as operations. An average 67 space travel center currently has a capital expenditure of $1.0 million.
Once this phase of our network expansion plan is complete, we plan to begin a Phase II expansion plan that grows the network and increases the capacity of certain existing sites — all with a seamless transition from the first to second growth phases. We continue to explore financing opportunities to fund Phase II of the expansion.
About IdleAire
IdleAire Technologies Corporation is the leading trucking industry services company offering comprehensive in-cab idle reduction, driver work environment, communication, safety and other training services to the long-haul trucking industry. IdleAire’s ATE® technology reduces idling costs for a truckload carrier, provides valuable driver retention and recruitment benefits, reduces driver sleep deprivation, conserves fossil fuel and energy resources, reduces air pollution and improves highway safety. IdleAire is committed to developing a nationwide network of locations, growing revenue and earnings per share. The Company provides its ATE® services at travel centers and truck fleet terminals throughout the continental United States. Please visit the Company’s website at www.idleaire.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, results of operations and expansion projects, which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the size of the idle reduction market for trucks, the anticipated customer acceptance, demand and utilization of our ATE® systems, the number of parking spaces and locations we expect to install, competition, the seasonal nature of our business, economic conditions, regulatory matters and litigation and other risks described from time to time in our filings with the Securities and Exchange Commission. In addition, construction projects such as the rollout of our ATE® system entail significant risks, including local building permit approval, shortages of materials or skilled labor, dependence on third party electrical power and telecommunications providers, unforeseen regulatory problems, work stoppages, weather interference, and unanticipated cost increases. The anticipated costs and construction periods are based on budgets and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met. All forward-looking statements are based on our current expectations and projections about future events.
Contact:
John Doty (865) 437-3659
Media Relations, IdleAire Technologies Corporation
James H. Price (865) 437-3640
Investor Relations, IdleAire Technologies Corporation